Exhibit 10.2

SECOND AMENDMENT TO THE AMENDED AND RESTATED EXECUTIVE

EMPLOYMENT AGREEMENT

This Second Amendment to the Amended and Restated Executive Employment Agreement (the “Amendment”) is effective as of August 15, 2019 (“Effective Date”) and is entered into by and between SAExploration Holdings, Inc., a Delaware corporation (the “Employer” or the “Company”), and Jeffrey Hastings (the “Executive”). This Amendment hereby amends Executive Employment Agreement between Employer and the Company, as amended by that certain First Amendment to the Amended and Restated Executive Employment Agreement (the “Agreement”). Words and phrases used herein with initial capital letters that are defined in the Agreement are used herein as so defined.

I.

Section 2 of the Agreement is hereby amended in its entirety to read as follows:

Administrative Leave. During the Term, Executive shall perform those duties as the Company may reasonably request from time to time. In addition, during the Term, the Company may place Executive on Administrative Leave. While on Administrative Leave, Executive will remain an employee of the Company and the following terms shall apply during any period of Administrative Leave:

(a)

Point of Contact. Mel Cooper (“Cooper”), Director, will be Executive’s primary point of contact for matters relating to Employer’s business and/or Executive’s employment with the Company. Executive shall perform those services as Cooper may direct or approve from time to time.

(b)

Cooperation. Upon reasonable request, Executive agrees to cooperate with the Company and all individuals employed by the Company in any and all matters relating to the Company, including cooperation in any transition of his duties as Chief Executive Officer and Chairman of the Board, as well as any ongoing investigations by the Securities and Exchange Commission (the “SEC”) and related investigations or any other related matters at the request of the Company.

(c)

No Interference. Executive agrees that he will not discuss with any current Company employees or potential or actual customers of the Company, or otherwise interfere with, directly or indirectly, any matters relating to the SEC investigation, the Company’s own investigation, any Company business, or any related matters. Notwithstanding the foregoing, Executive may discuss these matters with Cooper, as well as others so long as Cooper gives Executive permission to do so. Nothing in this agreement inhibits or prohibits Executive from: (i) communicating with the SEC or any other government agency about any matter, or (ii) making disclosures that may be required by law or compelled by legal process.

(d)	Disclosure of Regulatory Issues. Executive represents and warrants that he has previously disclosed or will in the future disclose and advise the

Employment Agreement Amendment – Hastings

Company of all instances of any alleged regulatory violations or potential noncompliance of law by the Company of which he is aware. Executive further agrees that he will make no knowing and intentional misstatements of fact to Jones Day and Ankura investigators in interviews.

(e)

Access. Executive agrees that the Company may limit or prohibit access to the Company’s electronic communications systems – including computer hardware, desk top computers, lap top computers, telephones, software, voicemail, e-mail, the network and all data – and Company assets, including but not limited to Company bank accounts.

(f)	Authority. Executive may not bind the Company contractually or otherwise unless approved by Cooper.

II.

Section 3 of the Agreement is hereby amended by deleting such section in its entirety.

III.

Section 5(b) of the Agreement is hereby amended by adding the following clause as subpart (iii).

The following shall not be deemed a “Good Reason” event, a material diminution in the nature and scope the Executive’s authorities or duties, or a material breach of this Agreement: (a) any placement by the Company of Executive on Administrative Leave and (b) any actions taken by the Company consistent with this Amendment.

IV.

Section 5(h) of the Agreement is hereby amended in its entirety to read as follows

Although remaining an employee of the Company, Executive shall be deemed to have resigned from each position that he held as a director or officer of the Company prior to the date he signs this Amendment. Executive shall, at the request of the Company, forthwith execute any and all documents appropriate to evidence such resignations.

V.

The Agreement is hereby amended by adding the following paragraph as Section 27.

Preservation of Confidential Information. Executive agrees and represents that, during the Term, Executive will preserve all documents in his possession that constitute Confidential Information, and any and all Company property, including, but not limited to, smart phones, tablets, electronic storage devices, hard drives, laptop computers, desk top computers software and related program passwords, including any Confidential Information that resides on any of Executive’s personal electronic devices

Except as specifically modified herein, the Agreement shall remain in full force and effect in accordance with all of the terms and conditions thereof. For the avoidance of doubt, nothing herein

Employment Agreement Amendment – Hastings

amends or limits Executive’s rights pursuant to Section 5(d) of the Agreement, as Executive retains all such rights. This Agreement may be executed in separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page to this Amendment by facsimile or other electronic transmission (including documents in Adobe PDF format) will be effective as delivery of a manually executed counterpart to this Amendment.

[SIGNATURE PAGE FOLLOWS]

Employment Agreement Amendment – Hastings

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SAEXPLORATION HOLDINGS, INC.

By:	/s/ L. Melvin Coopers
Name:	L. Melvin Coopers
Title:	Special Committee of SAE BOD Member

EXECUTIVE

By:	/s/ Jeffrey Hastings
Name:	Jeffrey Hastings

Employment Agreement Amendment – Hastings